Exhibit 99.1
Adverum Biotechnologies Completes Enrollment of Phase 2 LUNA Trial in Wet AMD and Reports Second Quarter 2023 Financial Results

- LUNA 14-week data on aflibercept protein levels anticipated in the third quarter of 2023 and preliminary efficacy and safety data anticipated in the fourth quarter of 2023 -

- Combined OPTIC and LUNA trials will follow approximately 90 wet AMD subjects dosed with Ixo-vec out to five years to inform global pivotal trials -

- Cash runway projected into 2025 -

REDWOOD CITY, Calif., August 10, 2023 - Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases, today provided an update on its ongoing Phase 2 LUNA trial evaluating ixoberogene soroparvovec (Ixo-vec) for the treatment of wet age-related macular degeneration (wet AMD) and reported financial results for the second quarter ended June 30, 2023.

“We are pleased to announce completion of enrollment in our Phase 2 LUNA trial,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “The LUNA study design allows us to evaluate efficacy and safety of two Ixo-vec doses, while optimizing the prophylactic steroid regimens. This double-masked, randomized trial includes a primary cohort of approximately 60 subjects enrolled in the United States. We are maintaining the option to enroll an additional cohort of approximately 12 subjects that may provide further data to inform our global development plan. The totality of data from the OPTIC and LUNA trials, which will include approximately 90 subjects dosed with Ixo-vec, is the largest gene therapy pre-phase 3 dataset in wet AMD with subjects to be followed out to five years. This should give us confidence to proceed with a significantly de-risked global pivotal trial strategy.”

“We are extremely grateful to the investigators, study coordinators and other site staff for their partnership in the design and conduct of the LUNA trial and to all the patients who are taking part in the study,” said Star Seyedkazemi, PharmD, chief development officer of Adverum Biotechnologies. “We believe Ixo-vec, with its previously demonstrated continuous expression of aflibercept over 3 years following a single, in-office intravitreal injection, has the potential to bring immense value to patients, caregivers, retinal specialists, payers, and healthcare systems.”

The primary LUNA cohort is evaluating the efficacy and safety of Ixo-vec in approximately 60 subjects randomized equally between the 2x10^11 vg/eye (2E11) and 6x10^10 vg/eye (6E10) doses. Subjects are also randomized across four prophylactic regimens. Approximately 40 patients will receive one of two local ocular corticosteroid regimens. The remaining 20 subjects will receive one of the local ocular corticosteroid regimens, plus oral prednisone to inform the decision of whether to include an oral prophylactic in future trials.

Recent Highlights
•Innovation Passport: In April 2023, the United Kingdom’s Medicines and Healthcare Products Regulatory Agency granted Ixo-vec an Innovation Passport under the Innovative Licensing and Access Pathway (ILAP). This designation is intended to accelerate the regulatory and market access interactions in the United Kingdom. To date, Adverum is the only ocular gene therapy company in wet AMD to have been granted Fast Track Designation by the U.S. FDA, PRIME designation by the European Medicines Agency and most recently the Innovation Passport under ILAP.
•Ixo-vec Nonclinical Data: Adverum presented an oral presentation of nonclinical data supporting Ixo-vec’s clinical development at the ASGCT 2023 Annual Meeting.
•Ixo-vec Bilateral Dosing: Adverum presented data outlining the rationale for staggered, bilateral administration of Ixo-vec in patients with bilateral disease. Up to 42% of wet AMD patients experience neovascularization in the second eye in the first two to three years following diagnosis in the primary eye, indicative of an unmet need for many wet AMD patients globally.
•Ixo-vec was administered to one eye, then two months later to the fellow eye of NHPs. Following the second, staggered administration of Ixo-vec, the fellow eye demonstrated aflibercept protein levels within the targeted therapeutic range.
•Staggered, bilateral intravitreal (IVT) administration of Ixo-vec was well tolerated, with encouraging therapeutic activity, as well as no increase in intraocular inflammation levels.
•These data demonstrate for the first time that the ocular humoral response in NHP is compartmentalized to the eye dosed with AAV capsid.
•Ixo-vec Dosing at 2E11 and 6E10 Human Equivalent Doses: In an oral presentation of nonclinical data, Adverum demonstrated consistent aflibercept protein levels across the 2E11 and 6E10 doses in NHPs, indicating that the 6E10 dose may offer similarly robust levels of efficacy as the 2E11 dose with the potential of an improved inflammation profile.
•Ixo-vec Biodistribution: In a poster presentation, Adverum presented data on an evaluation of intraocular per cell biodistribution of Ixo-vec vg and aflibercept mRNA via in-situ hybridization in NHP eyes at the human equivalent dose of 2E11 and 6E10.
•Additional Pipeline Programs: Adverum unveiled IVT gene therapy programs for the treatment of Geographic Atrophy (GA) and for optogenetics at the ASGCT 2023 Annual Meeting.
•Complement Factor I Program for Dry AMD / Geographic Atrophy: In a poster presentation, Adverum introduced its GA program delivering complement Factor I (CFI), a fundamental component and rate-limiting enzyme of the complement cascade, as a payload utilizing two IVT capsids: 7m8 and LSV1. Both the 7m8 and LSV1 capsids packaged with AAV-CFIco yielded robust intraocular human CFI levels in NHPs, and both proprietary capsids were well tolerated in non-human primates (NHPs).
•CaMeRaOpsin Program for Optogenetics: In a poster presentation, Adverum presented data on an optogenetic program utilizing an engineered melanopsin mutant that could serve as a therapeutic transgene for optogenetic vision restoration in indications with photoreceptor loss such as advanced GA.
•Ray Therapeutics License: In June 2023, Adverum announced that it granted a non-exclusive, royalty-bearing license of its AAV.7m8 IVT vector capsid to Ray Therapeutics.

Anticipated Milestones
•Late Q3 2023 –Anticipate aflibercept protein levels for percentage of cohort with a minimum of 14 weeks of follow-up as of data cutoff.
•Q4 2023 – Anticipate LUNA preliminary efficacy and safety data for percentage of cohort.

Financial Results for the Three Months Ended June 30, 2023
•Cash, cash equivalents and short-term investments were $141.5 million as of June 30, 2023, compared to $185.6 million as of December 31, 2022. Adverum expects the June 30, 2023 cash position to fund operations into 2025.
•Research and development expenses were $20.6 million for the three months ended June 30, 2023, compared to $30.3 million for the same period in 2022. Research and development costs decreased due to lower compensation, material production and bioanalytics, license fees, impairment of long-lived assets, laboratory expenses, and consulting and contractor expenses. These decreases were partially offset higher facilities related expenses. Stock-based compensation expense included in research and development expenses was $1.4 million for the second quarter of 2023.
•General and administrative expenses were $12.5 million for the three months ended June 30, 2023, compared to $13.8 million for the same period in 2022. General and administrative costs decreased due to lower compensation, professional services and insurance costs, partially offset by higher facilities related expenses. Stock-based compensation expense included in general and administrative expenses was $3.1 million for the second quarter of 2023.
•Net Loss was $31.5 million, or $0.31 per basic and diluted share, for the three months ended June 30, 2023, compared to $43.8 million, or $0.44 per basic and diluted share, for the same period in 2022.

About Wet Age-Related Macular Degeneration Wet AMD, also known as neovascular AMD or nAMD, is an advanced form of AMD affecting approximately 10% of patients living with AMD. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases. Additionally, wet AMD is a bilateral disease and incidence of nAMD in the second eye is up to 42% in the first two to three years.

About Ixo-vec in Wet AMD Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, the U.S. Food and Drug Administration granted Fast Track designation for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the European Medicines Agency and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About LUNA Trial of Ixo-vec in Wet AMD The LUNA trial is a double-masked, randomized, Phase 2 trial being conducted at approximately 40 sites in the U.S. and Europe. LUNA trial will evaluate Ixo-vec in subjects with wet AMD who are 50 years or older and have demonstrated a response to anti-VEGF treatment. Up to 72 subjects will be enrolled, with approximately 60 subjects in the primary LUNA cohort randomized equally between the previously evaluated 2E11 vg/eye and new, lower 6E10 vg/eye doses. Subjects will also be randomized across four prophylactic regimens. Approximately 40 patients will receive one of two local ocular corticosteroid regimens. The remaining 20 subjects will receive one of the local ocular corticosteroid regimens, plus oral prednisone to inform the decision of whether to include an oral prophylactic in future trials. The corticosteroid regimens in LUNA were designed to cover the period of peak immunogenicity observed in non-clinical studies and in the Phase 1 OPTIC study.
The LUNA trial primary endpoints are mean change in best corrected visual acuity (BCVA) from baseline to one year, as well as the incidence and severity of adverse events. Important secondary endpoints include, the mean change in central subfield thickness (CST) from baseline to one year and assessing the effectiveness of prophylactic corticosteroid regimens on minimizing inflammation. Additionally, LUNA will assess aflibercept protein levels starting at Week 14 and include an interim analysis at Week 26. LUNA participants will have the option to be evaluated for safety and efficacy as part of the long-term extension of the study.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the potential benefits of Ixo-vec in the treatment of wet AMD, the design of and enrollment in the LUNA trial, including the prophylactic corticosteroid regimens, anticipated preliminary and interim data from the LUNA trial and pipeline programs. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of Ixo-vec. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 11, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Corporate, Investor and Media Inquiries
Anand Reddi
Vice President, Head of Corporate Strategy, External Affairs and Engagement
Adverum Biotechnologies, Inc.
T: 650-649-1358
E: areddi@adverum.com